Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated January 30, 2004 (except Note 9, as to which the date is March 1, 2004), with respect to the consolidated financial statements and schedule of Pharmion Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, in the Registration Statement (Form S-8) pertaining to the Pharmion Corporation 2000 Stock Incentive Plan and the Pharmion Corporation 2001 Non-Employee Director Stock Option Plan filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 31, 2005